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                                                                   EXHIBIT 10.44
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                            ASSET PURCHASE AGREEMENT


                                 by and between


                              OUTLET STORES, INC.,
                             a Delaware corporation,

                                       and

                               CALVIN KLEIN, INC.,
                             a New York corporation








                          Dated as of October 28, 1996

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                            ASSET PURCHASE AGREEMENT


                  ASSET PURCHASE AGREEMENT, dated as of October 28, 1996 (this "Agreement"), by and between OUTLET STORES, INC. ("Buyer"), a Delaware corporation and wholly owned subsidiary of Calvin Klein Jeanswear Company ("Parent") a Delaware corporation, and CALVIN KLEIN, INC., a New York corporation ("Seller").

                  WHEREAS, Buyer desires to acquire Seller's Outlet Store Assets (as defined herein) and Inventory (as defined herein) and assume certain liabilities in exchange for the consideration set forth herein, and Seller desires that the Outlet Store Assets and the Inventory be so sold and certain liabilities be so assumed; and

                  WHEREAS, on the Closing Date (as defined herein) Outlet Holdings Inc. ("Holdings"), a Delaware corporation and wholly owned subsidiary of Parent, and Seller shall enter into a license agreement substantially in the form of Exhibit A hereto (the "License Agreement"), pursuant to which Holdings shall be granted a license to use the trademarks CALVIN KLEIN and CK/CALVIN KLEIN for and in connection with the operation of the Business (as defined herein).

                  NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties and agreements hereinafter set forth, the parties hereto, intending legally to be bound, hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

                  In addition to the other definitions contained herein, the following definitions shall apply for purposes of this Agreement:

                  1.1 "Accounts Receivable" shall mean the accounts receivable relating to the Business.

                  1.2 "Affiliate" of a specified person means a Person (as defined herein) that, directly or indirectly,
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through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

                  1.3 "Assets" shall have the meaning set forth in Section
2.1(a).

                  1.4 "Assumed Liabilities" shall have the meaning set forth in Section 2.3(a).

                  1.5 "Assumption Agreement" shall have the meaning set forth in
Section 2.3(c).

                  1.6 "Business" means Seller's and its Affiliates' existing business of selling at off price (not full price or regularly priced) retail discounted men's and women's clothing, apparel and related items in Outlet Stores (except for such business as conducted and related to the Designer Label Store (as defined herein)).

                  1.7 "Buyer" shall have the meaning set forth in the preamble hereto.

                  1.8 "Buyer Indemnified Party" shall have the meaning set forth in Section 8.1.

                  1.9 "Claims" shall have the meaning set forth in Section 8.1.

                  1.10 "Closing" shall have the meaning set forth in Section
4.1.

                  1.11 "Closing Date" shall have the meaning set forth in
Section 4.1.

                  1.12 "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  1.13 "Contracts" shall mean all supply agreements and purchase orders with suppliers, commitments, and other agreements entered into by Seller and its Affiliates related to the Business except for Leases (as defined herein) and those contracts which relate to the Designer Label Store.

                  1.14 "December 1995 Financial Statements" shall have the meaning set forth in Section 5.4(a).



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                  1.15 "December 1995 Net Assets Statement" shall have the
meaning set forth in Section 5.4(a).

                  1.16 "December 1995 Statement of Cash Flows" shall have the meaning set forth in Section 5.4(a).

                  1.17 "December 1995 Statement of Operations" shall have the meaning set forth in Section 5.4(a).

                  1.18 "Designer Label Store" shall mean the designer label outlet store located at 55 Hartz Way, Secaucus, NJ.

                  1.19 "Dispute Notice" shall have the meaning set forth in
Section 3.3.

                  1.20 "Employee Pension Benefit Plan" shall have the meaning set forth in Section 3(1) of ERISA.

                  1.21 "Employees" shall have the meaning set forth in Section 5.13(a).

                  1.22 "Environmental Claim" shall mean any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damages, personal injury or penalties) arising out of, based on or resulting from (a) the presence of any Material of Environmental Concern (as defined herein) on or prior to the Closing Date at any location where Seller is conducting the Business, whether or not owned, leased or operated by Seller or
(b) circumstances existing on or prior to the Closing Date forming the basis of any violation, or alleged violation, of any Environmental Law (as defined herein).

                  1.23 "Environmental Law" shall mean all current federal, state and local statutes, laws, ordinances, rules, regulations, decrees, judgments, orders, and common law standards or decisions relating to pollution or protection of human health, safety or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata, or natural resources including, without limitation, laws and regulations relating to emissions, discharges, releases


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or threatened releases of hazardous materials, or otherwise relating to the manufacture, processing, distribution, record-keeping, reporting, notification, disclosure, use, treatment, storage, disposal, transport or handling of hazardous materials, as enacted and currently in effect as of the Closing Date. Without limiting the generality of the foregoing, Environmental Law includes, but is not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S. C. Sections 9601 et seq.; the Solid
Waste Disposal Act, 42 U.S.C. Sections 6901 et seq.; the Emergency
Planning and Community Right-To-Know Act of 1986, 42 U.S.C. Sections 11001 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Sections 1251 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq.; and the Clean Air Act, 42 U.S.C. Sections 7401 et seq.; in each case as enacted and currently in effect as of the Closing Date.

                  1.24 "Equipment and Furnishings" shall have the meaning set forth in Section 2.1(b).

                  1.25 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                  1.26 "Excluded Assets" shall have the meaning set forth in
Section 2.2.

                  1.27 "Final Inventory Value" shall have the meaning set forth in Section 3.3.

                  1.28 "Final Statement of Inventory" shall have the meaning set forth in Section 3.3.

                  1.29 "Firm" shall have the meaning set forth in Section 3.4.

                  1.30 "Guarantee" shall mean the Guarantee entered into between Parent and Seller dated as of the date hereof.

                  1.31 "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.



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                  1.32 "Improvements" shall mean the buildings, improvements and structures on the premises demised under the Leases.

                  1.33 "Intellectual Property" shall mean all registered and unregistered trademarks, service marks, trade names, brands, private labels, designs, patents, registered and unregistered copyrights, trade secrets, know-how (other than prototype decor and fixtures identified with the trademark "Calvin Klein" or any other trademarks of Seller), and computer software and databases used in connection with the Business.

                  1.34 "Inventory" shall mean all the clothing, apparel, fragrances and other products, supplies and other related goods held for sale in connection with the Business at Seller's existing outlet stores (other than the Designer Label Store), and all such items held in Seller's warehouse in North Bergen, N.J. or in transit, owned by Seller or its Affiliates.

                  1.35 "Inventory Payment" shall mean $3,483,646.00.

                  1.36 "Inventory Warranty Claims" shall mean claims for the return, repair or replacement of Inventory.

                  1.37 "IRS" shall mean the Internal Revenue Service.

                  1.38 "June 1996 Financial Statements" shall have the meaning set forth in Section 5.4(b).

                  1.39 "June 1996 Net Assets Statement shall have the meaning set forth in Section 5.4(b).

                  1.40 "June 1996 Statement of Cash Flows" shall have the meaning set forth in Section 5.4(b).

                  1.41 "June 1996 Statement of Operations" shall have the meaning set forth in Section 5.4(b).

                  1.42 "Leased Property" and "Leased Properties" shall mean all of Seller's right, title and interest, as tenant, under the Leases in and to the premises generally


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described in Schedule 1.42 and the Improvements on such premises.

                  1.43 "Leases" shall have the meaning set forth in Section 5.10(a).

                  1.44 "License Agreement" shall have the meaning set forth in the preamble.

                  1.45 "Liens" shall have the meaning set forth in Section 2.1(a) hereof.

                  1.46 "Losses" shall have the meaning set forth in Section 8.1.

                  1.47 "Manchester Deposit" shall have the meaning set forth in
Section 2.1(b)(xi).

                  1.48 "Material Adverse Effect" shall have the meaning set forth in Section 5.1.

                  1.49 "Material of Environmental Concern" shall mean any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or otherwise regulated by any Environmental Law, whether by type or by quantity, including without limitation any material containing such substance as a component, and, including, without limitation, pollutants, contaminants, wastes, toxic substances, asbestos, petroleum and petroleum products.

                  1.50 "Notice" shall have the meaning set forth in Section 8.3(d).

                  1.51 "Operating Expenses" shall have the meaning set forth in
Section 4.4(a).

                  1.52 "Outlet Store Assets" shall have the meaning set forth in
Section 2.1(b) hereof.

                  1.53 "Outlet Store Assets Payments" shall have the meaning set forth in Section 2.4.

                  1.54 "Outlet Stores" shall mean those stores currently operated by Seller located on the Leased Properties and the contemplated store located in Clinton, CT.



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                  1.55 "Parent" shall have the meaning set forth in the preamble hereto.

                  1.56 "Permitted Encumbrances" shall mean, collectively, (i) all statutory or other liens for taxes or assessments which are not yet due;
(ii) all mechanics', materialmen's, carriers', workers' and repairers' liens, and other similar liens imposed by law, incurred in the ordinary course of business, which allege unpaid amounts that are less than 30 days delinquent; and
(iii) all other liens which do not materially detract from or materially interfere with the present use, occupancy or operation of the asset subject thereto or affected thereby.

                  1.57 "Person" shall mean any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, governmental or regulatory body or other entity.

                  1.58 "Preliminary Statement of Inventory" shall have the meaning set forth in Section 3.1.

                  1.59 "Price Waterhouse" shall have the meaning ascribed to such term in Section 3.2.

                  1.60 "Product Liability Claims" shall mean claims that personal injury, property damage or economic loss (whether such claim is based on a tort theory or other theory), has been caused by, or has otherwise arisen out of or is incidental to, any defect in the design of materials or workmanship of a Product or has been caused by, or has otherwise arisen out of or is incidental to, any other act or omission relating to such a Product, including, without limitation, failure to warn of hazards associated with a Product or failure to modify, correct or improve a Product.

                  1.61 "Products" shall have the meaning ascribed to such term in the License Agreement.

                  1.62 "Purchase Orders" shall mean those purchase orders and other contracts and commitments of Seller and its Affiliates entered into in the ordinary course of business for the purchase of Products.



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                  1.63 "Register Cash" shall have the meaning set forth in
Section 2.1(b)(x).

                  1.64 "Related Agreements" shall have the mean- ing set forth in Section 4.2.

                  1.65 "Retail Inventory Method" shall have the meaning set forth in Section 3.1.

                  1.66 "Retained Liabilities" shall have the meaning set forth in Section 2.3(b).

                  1.67 "Seller" shall have the meaning set forth in the preamble hereto.

                  1.68 "Seller Indemnified Party" shall have the meaning set forth in Section 8.2.

                  1.69 "Seller Plans" shall have the meaning set forth in
Section 5.12(a).

                  1.70 "Seller's Knowledge" shall mean the actual knowledge of Mr. Calvin Klein, Mr. Barry K. Schwartz, Mr. Richard A. Martin, Ms. Deirdre Miles-Graeter, Mr. Robert B. DiPaola, and Ms. Gabriella Forte.

                  1.71 "Seller Individual Account Plan" shall have the meaning ascribed to such term in Section 9.2.

                  1.72 "Successor Individual Account Plan" shall have the meaning ascribed to such term in Section 9.2.

                  1.73 "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes (as defined herein).

                  1.74 "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local, or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

                  1.75 "Territory" shall mean the United States, Mexico and Canada.


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                  1.76 "Transfer Date" shall have the meaning ascribed to such term in Section 9.2.

                  1.77 "Transferring Employee" shall have the meaning ascribed to such term in Section 9.1(b).

                  1.78 "Transitional Services Agreement" shall have the meaning ascribed to such term in Section 4.2.

                  1.79 "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act (and any applicable similar state law).

                  1.80 "Work" shall have the meaning ascribed to such term in Section 7.12.


                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

                  2.1  Purchase and Sale of Outlet Store Assets.

                           (a)  On the terms and subject to the
conditions set forth in this Agreement, at the Closing Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of the Outlet Store Assets and the Inventory (collectively, the "Assets"), free and clear of all claims, mortgages, deeds of trust, pledges, security interests, liens, charges, easements, restrictions, tenancies, options, assignments, judgments, possibilities of reversion, or any other conflicting ownership or security interest in favor of any third party or other encumbrances except for Permitted Encumbrances (collectively, "Liens").

                           (b)  The "Outlet Store Assets" shall consist of the
following assets and properties of Seller:

                                    (i)  the Leases;

                                    (ii)  all tangible personal property
         and other equipment, machinery, furniture, furnishings, appliances, and other tangible personal property of every description and kind owned by Seller that are located at the Leased Property as well as


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         that to be located at the contemplated store located at Clinton, CT
         (collectively, the "Equipment and Furnishings");

                                    (iii)  all books and records (except
         for records necessary for Seller's tax, financial and accounting purposes, copies of which have been provided or made available to Buyer) owned and needed in connection with the Business;

                                    (iv)  all know-how, packaging supplies,
         sales records and histories, customer and supplier lists, inventory records and other trade secrets now owned and used in connection with the operation of the Business and marketing plans, market research data and all other records and materials owned and used primarily in connection with the Business (except for Intellectual Property which is granted pursuant to the License Agreement) and all rights in computer software owned or licensed by Seller and used exclusively in connection with the Business;

                                    (v)  all governmental licenses and
         permits relating to the Business that may be lawfully transferred;

                                    (vi)  all of Seller's claims, causes
         of action, choses in action, rights to recovery (including, without limitation, rights to insurance proceeds or other recoveries for damaged Inventory acquired by Buyer (except to the extent any such insurance proceeds or other recoveries relate to damaged Inventory, rights to casualty insurance proceeds with respect to the Leased Property or proceeds resulting from a taking of all or any portion of the Leased Property), rights of set-off and indemnification and rights of recoupment relating to the Assets;

                                    (vii)  all warranty and other claims
         of Seller (express or implied) against third parties relating to the Outlet Store Assets;

                                    (viii)  all right, title and interest
         of Seller in and to the Contracts and the Purchase
         Orders;


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                                    (ix) all right, title and interest of Seller
         in and to any other contracts relating to the Business and any other assets necessary to conduct the Business consistent with past practice which is not otherwise utilized by Seller in its other businesses or operations;

                                    (x) cash in the aggregate amount of $18,300
         in the form of cash in the registers and petty cash as set forth in
         Schedule 2.1(b)(x) ("Register Cash"); and

                                    (xi) the security deposit in the amount of
         $13,333 for the Outlet Store located in Manchester, VT (the "Manchester Deposit").

                  2.2 Excluded Assets. Notwithstanding the provisions of
        Section 2.1, Seller is not selling and Buyer is not purchasing or assuming obligations with respect to the following assets (the "Excluded Assets"):

                           (a) the stock books, stock ledgers, minute books,
resolutions and corporate seal of Seller or any of its Affiliates;

                           (b) cash, cash equivalents, securities, insurance
policies and rights under or arising from such policies (other than as set forth in Section 2.1(b)(vi), (x) or (xi));

                           (c) any trademarks, copyrights, service marks, logos,
trade names, corporate names or other Intellectual Property (except the intellectual property being transferred to Buyer pursuant to Section 2.1(b)(iv) above) or any registrations or applications for registration for any of the foregoing;

                           (d) all assets of Seller's businesses other than the
Business and all assets located at the Designer Label Store;

                           (e) the assets set forth on Schedule 2.2(e) hereto;

                           (f) all Accounts Receivable that relate to sales
prior to the Closing Date; and



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                           (g) all security deposits related to the Leased
Property (except for the Manchester Deposit).

                  2.3  Assumption of Certain Liabilities.

                           (a) Buyer agrees to assume only the following
liabilities and obligations relating to the Business, whether known or unknown, fixed or contingent:

                                    (i) all obligations to give notice or
         other liabilities arising under the WARN Act arising out of any termination of Transferring Employees by Buyer or failure by Buyer to offer employment to any Employee in accordance with Section 9.1(b);

                                    (ii)  liabilities and obligations of
         Seller under any group health, vacation, severance, salary continuation or termination pay plans or agreements of Seller for the benefit of Employees, and, with respect to severance, any plan, practice or policy, including, but not limited to, liability under Section 4980B of the Code or Sections 601-607 of ERISA on account of such Employees (as defined below), in each case resulting from the termination of employment of the Employees with the Seller and its Affiliates on the Closing Date or with the Buyer and its Affiliates, after the Closing Date;

                                    (iii) liabilities and obligations of Seller
         under (A) Purchase Orders existing on the Closing Date that are described on Schedule 5.6(b) and (B) the Contracts (or the applicable portions thereof that relate to the Business) that are listed or described on Schedule 5.6(a) and all other contracts entered into in the ordinary course of business, and (C) the Leases which are assigned to Buyer;

                                    (iv) all liabilities of the Business
         incurred by Buyer or its Affiliates after the Closing Date, other than Retained Liabilities;

                                    (v) all liabilities of the Seller for
         Product Liability Claims relating to occurrences after the Closing Date; and



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                                    (vi)  Environmental Claims relating
         to occurrences after the Closing Date (provided that the Seller shall be liable for indemnification to the Buyer in accordance with Article VIII for any breach of the representations and warranties set forth in section 5.16).

                           The liabilities described in the foregoing
clauses (i)-(vi) (other than the Retained Liabilities) are collectively hereinafter referred to as the "Assumed Liabilities".

                           (b)  Except as and to the extent otherwise
expressly provided in this Agreement, Buyer does not, and shall not, assume or be deemed to assume, nor shall Buyer discharge, be responsible for or liable with respect to any other liabilities or obligations of Seller or any other Person, whether arising prior to, on, or after the Closing Date (collectively, the "Retained Liabilities"). Notwithstanding anything to the contrary set forth herein, Retained Liabilities shall include, without limitation, (i) all of Seller's liability for accounts payable and accrued expenses, (ii) any liability, duty or other obligation contained in or arising out of any agreement, contract, license agreement, lease or sublease relating to the Business that is not a Contract or Lease that is listed or described on Schedule 5.6(a) or Schedule 5.10(a) or otherwise assumed in Section 2.3(a)(iv), (iii) all obligations of Seller to any banks, or to any other affiliate with respect to money borrowed, (iv) except as described in Section 2.3(a)(ii), any liability or obligation for accrued and unpaid wages, salaries, bonus or incentive compensation or any other remuneration to any Employee with respect to service prior to the Closing, (v) any and all costs directly attributable to or arising directly from any actions, suits, proceedings, investigations, demands, assessments, or audits which are pending or threatened as of the Closing, arising under, out of, or in connection with the Business or any of the Assets, including the matters set forth on Schedule 5.8, (vi) except as described in
Section 2.3(a)(ii), any liability with respect to health, welfare and other benefit plans of Seller relating to the Employees, including but not limited to liabilities arising under the Seller Plans set forth on Schedule 5.12(a), arising on account of services performed prior to the Closing, including but not limited to liability under Section 4980B of the Code or Sections


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601-607 of ERISA, (vii) any and all liabilities and obligations, direct or indirect, fixed or contingent, for Taxes (a) of Seller or any member of any affiliated group (within the meaning of Section 1504(a) of the Code) or any combined or consolidated group for state or other tax purposes of which Seller is or has been a member, whenever incurred, or (b) attributable to or incurred in connection with the Assets or the Business prior to or on the Closing Date, except as provided in Section 7.2(b), and (viii) all obligations of Seller under this Agreement.

                           (c)  On the terms and subject to the
conditions set forth in this Agreement, Buyer shall execute and deliver to Seller on the Closing Date one or more assumption agreement or agreements (collectively, the "Assumption Agreements") in form and substance reasonably satisfactory to Buyer and Seller and their respective counsel, pursuant to which Buyer shall assume and agree to pay, perform and discharge when due, and to indemnify them against and hold Seller and its Affiliates harmless from, all obligations and liabilities of Seller to be paid or performed by Buyer under the Leases.

                  2.4 Purchase Price for the Outlet Store Assets. Subject to the terms and conditions of this Agreement, at the Closing Buyer shall pay or cause to be paid to Seller by wire transfer of immediately available funds to an account designated by Seller an amount equal to $285,165, which amount represents (A) $253,532 (Seller's depreciated cost of the fixed assets listed on Schedule 2.4) plus (B) $250,000 plus (C) the Manchester Deposit, plus (D) the Register Cash less (E) the $250,000 payment previously made to Seller (the payment referred to in this Section 2.4 is herein referred to as the "Outlet Store Assets Payment") in return for the Outlet Store Assets.

                  2.5 Purchase Price for the Inventory. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall pay or cause to be paid to Seller by wire transfer of immediately available funds to an account designated by Seller, an amount equal to the Inventory Payment in return for the transfer to Buyer of all Seller's Inventory on the Closing Date.




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                                   ARTICLE III

                        DETERMINATION OF PURCHASE PRICE;
                           PURCHASE PRICE ADJUSTMENTS

                  3.1 Preliminary Statement of Inventory Valuation. Attached as Exhibit B is a preliminary statement of Inventory of the Business (the "Preliminary Statement of Inventory") setting forth as of October 19, 1996, the value of the Inventory on such date and specifying a value for the Inventory as determined in accordance with the retail inventory valuation method under GAAP (as defined herein) on a basis consistent with past practices at the lower of cost or market (the "Retail Inventory Method"). Such procedure is consistent in all material respects with the procedure used to calculate inventory value in the June 1996 Net Assets Statement, giving due consideration to the use of estimates on an interim basis. The Preliminary Statement of Inventory categorizes the Inventory of the Business by cost, product category and store.

                  3.2 Physical Inventory. On or about the Closing Date, at Buyer's expense, a physical count of the Inventory being transferred to Buyer hereunder as of the Closing Date shall be taken by Seller and observed by Coopers & Lybrand L.L.P., Buyer's independent certified public accountants and Price Waterhouse L.L.P. ("Price Waterhouse"), Seller's independent certified public accountants. Buyer will provide Seller with the cooperation of its employees in connection with such physical count.

                  3.3 Final Statement of Inventory. Within 60 days after the Closing Date, a final audited Inventory statement (the "Final Statement of Inventory") shall be prepared by Seller, audited by Price Waterhouse, and delivered to Buyer and Buyer shall make the payment to Seller specified in
Section 3.5 of this Agreement, unless it objects as specified in Section 3.4 of this Agreement. The expenses of Price Waterhouse in the preparation of the Final Statement of Inventory shall be borne by Buyer. Buyer will cooperate fully and will cause its employees, including the Transferring Employees, to cooperate fully in assisting Price Waterhouse and Seller in preparing the Final Statement of Inventory. The Final Statement of Inventory shall incorporate the results of the physical


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inventory specified in Section 3.2 and shall include the amount of Inventory in transit as of the Closing Date and a value for the Inventory being transferred on the Closing Date (with appropriate detail for each category of Inventory, i.e., clothing and supplies being transferred to Buyer on the Closing Date) in accordance with the Retail Inventory Method (the "Final Inventory Value"). The Final Statement of Inventory shall categorize the Inventory of the Business by cost, product category and store. Buyer shall have access to work papers, records, and related materials used in preparing the Final Statement of Inventory. Seller's auditors shall receive a customary indemnity upon release of such documents. Buyer shall have 30 days from the date the Final Statement of Inventory is delivered to object to all or any part of such statement by delivery of a written notice (the "Dispute Notice") to Seller specifying in reasonable detail its objections. In the event Buyer objects to all or any part of the Final Statement of Inventory, all such objections shall be resolved in accordance with Section 3.4 hereof.

                  3.4 Resolution of Objections. The parties shall use their best efforts to promptly resolve any objections or disputes as to the Final Inventory Value specified in the Dispute Notice. If the parties cannot agree as to all or any part of such valuations within 30 days after the delivery by Buyer of the Dispute Notice, they shall submit the dispute to a third national accounting firm agreed to by the parties (the "Firm"), for resolution. If the parties cannot agree on a firm, the parties' then current independent certified public accountants shall jointly select such Firm. The fees of the Firm shall be paid equally by Buyer on the one hand and Seller on the other hand. Buyer and Seller shall cooperate fully with such Firm. The Firm shall be instructed to reach its conclusion regarding Final Inventory Value in accordance with the Inventory valuation procedures set forth in Section 3.1 upon the written submissions of the parties and, if requested by the Firm, oral presentations of the parties, by no later than 45 days from the date the dispute is submitted to the Firm for resolution. The Firm's resolution of the dispute shall be conclusive and binding upon the parties hereto.

                  3.5 Purchase Price Adjustment. On the date the Final Inventory Value has been determined in accor-


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
dance with Section 3.3 or 3.4, as the case may be, Buyer or Seller shall make the following payments:

                           (a)  if the Final Inventory Value as of
the Closing Date as set forth in the Final Statement of Inventory (or as finally determined by the Firm pursuant to Section 3.4 hereof) exceeds the Inventory Payment, Buyer shall deliver, by check made to the order of Seller, an amount equal to the difference, or

                           (b)  if the Inventory Payment exceeds the
Final Inventory Value, as set forth in the Final Statement of Inventory (or as determined by the Firm pursuant to Section 3.4 hereof), Seller shall deliver to Buyer, by check made to the order of Buyer, an amount equal to the difference.

                  Buyer and Seller agree to treat any payment made pursuant to this Section 3.5 as an adjustment to the purchase price in all of their respective Tax Returns and not to take any position in any tax or information return, tax proceeding, tax audit or otherwise inconsistent with such treatment.


                                   ARTICLE IV

                                   THE CLOSING

                  4.1 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York at 10:00 a.m., local time, on the date hereof (the "Closing Date").

                  4.2 Related Agreements. At the Closing, (i) Buyer shall execute the Assumption Agreement, (ii) Seller and Holdings shall enter into the License Agreement, (iii) Seller and Buyer shall enter into a Transition Services Agreement (the "Transition Services Agreement") and (iv) Seller and Parent shall enter into an amendment (the "Amendment") to the License Agreement, dated August 4, 1994 between Parent and Buyer (such Assumption Agreement, License Agreement, Transition Services Agreement and Amendment to be collectively referred to as the "Related Agreements").

                  4.3  Deliveries at the Closing.

                           (a)  At the Closing, Seller shall deliver
or cause to be delivered to Buyer:

                                    (i)  such general and specific bills
         of sale, endorsements, assignments, deeds and other good and sufficient instruments of transfer and conveyance, in form and substance reasonably satisfactory to Buyer and Seller and their respective counsel, as shall be effective to vest in Buyer all of the right, title and interest of Seller in and to the Assets, including, without limitation such bills of sale and assignments as shall be necessary to vest in Buyer good title, free and clear of Liens, to the Assets and the Leases;

                                    (ii)  duly executed instruments of
         assignment and assumption for each Lease transferring to Buyer valid leasehold interest to each Leased Property, free and clear of all Liens, except Permitted Encumbrances;

                                    (iii)  originals or certified copies
         of all Leases;

                                    (iv)  estoppel certificates executed
         by the landlord, for each of the Leases (except for the estoppel certificate for the Lease for the Outlet Store located in Manchester, Vermont which will be delivered by the Landlord upon delivery of the guarantee by Designer Holdings, Inc., a Delaware corporation, of Buyer's obligations thereunder) substantially in the form attached hereto as Exhibit C or in such other form as shall be set forth in the applicable Lease and shall be reasonably satisfactory to Buyer (the "Estoppel Certificate");

                                    (v)  Subject to Section 7.1 of this
         Agreement, the written consent from the landlord for each Lease for each Leased Property to the assignment of such Lease to Buyer whose such consent is required under the terms of each Lease;

                                    (vi)  the written consent from all
         parties other than Seller to each Contract being assigned to Buyer pursuant to this Agreement;

                                    (vii)  a certification in form and
         substance reasonably satisfactory to Seller and Buyer, verified as true and signed and sworn to under penalties of perjury by a duly authorized officer of Seller, certifying Seller's taxpayer identification numbers and that Seller is not a "foreign person" as that term is defined for purposes of the Foreign Investment in Real Property Tax Act, Code
         Section 1445, as amended, and the regulations promulgated thereunder; provided, however, that if Seller shall fail to deliver such certificate, the Closing shall nevertheless occur and Buyer shall withhold from payments otherwise to be made to Seller such amounts as are required to be withheld under applicable laws;

                                    (viii)  a certificate signed by a
         vice president or president of Seller that states that (A) all the representations and warranties of Seller set forth in Article V are true and correct in all material respects and (B) Seller has performed or complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it prior to the date hereof; and

                                    (ix)  all other documents, opinions,
         instruments and writings reasonably required by Buyer.

                           (b)  At the Closing, Buyer shall deliver
to Seller or the appropriate Person:

                                    (i)  the Outlet Store Assets Payment;

                                    (ii)  the Inventory Payment;

                                    (iii)  the payments to be made on the
         Closing Date as specified in each of the Related
         Agreements;

                                    (iv)  a certificate signed by a vice
         president or president of Buyer that states that (A) all the representations and warranties of Buyer in Article VI are true and correct in all material respects and (B) Buyer has performed or complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it prior to the date hereof; and

                                    (v)  all other documents, opinions
         and writings expressly required to be delivered by Buyer to Seller pursuant to this Agreement.

                  4.4  Apportionments.

                           (a)  Expenses for power and utilities
charges, prepaid expenses, sewer and water rents and taxes, real estate taxes and assessments and "minimum", "fixed" or "base" rent due and payable under the Leases (including, so called "escalation rent", "additional rent", or "operating expenses" collectively, "Operating Expenses") and similar prepaid items for the Leases shall be prorated between Seller and Buyer as of the Closing Date and the net amount thereof shall be promptly paid to Buyer or Seller or credited to Buyer, as the case may be, as soon as practicable following the Closing Date but, in any event, not later than 10 business days following the Closing Date, on the basis of the fiscal or calendar year for which assessed and based on a three hundred sixty (360) day year and a thirty (30) day month.

                           (b)  Real estate taxes and assessments
shall be prorated on the basis of the fiscal year for which the same are assessed. If the Closing Date shall occur either before an assessment is made or a tax rate is fixed for the tax period in which the Closing occurs, the proration shall be made on the basis of the tax rate for the preceding year applied to the latest assessed valuation. After the real estate taxes and assessments are finally fixed, Buyer and Seller shall make a recalculation and proration of the same, and Buyer or Seller, as the case may be, shall make an appropriate payment to the other based on such recalculation. If Buyer shall receive any refund issued to Buyer, as tenant, with respect to taxes for the period prior to the Closing, the amount of such refund received by Buyer shall be apportioned as of the Closing and the amount allocable to the period prior to the Closing shall be paid by Buyer to Seller within 10 days after such refund is received. The obligations of Seller under this paragraph shall survive the Closing.

                           (c)  Expenses for utilities, unfixed water
rates and charges and sewer rents and taxes shall be apportioned on the basis of actual current readings or, if such readings have not been made, on the basis of the most recent bills that are available. If any apportionment is not based on an actual current reading, then, upon the taking of a subsequent actual reading, such apportionment shall be readjusted and Seller or Buyer, as the case may be, shall promptly deliver to the other the amount determined to be due upon such readjustment.

                           (d)  "Percentage rent" for the calendar,
fiscal or lease year in which the Closing occurs, as the case may be, shall be apportioned based upon Seller's and Buyer's share of store revenues constituting the basis of percentage rent under the applicable Lease (as calculated pursuant to the terms of such Lease). Buyer's share of such store revenues shall be accompanied by a certificate from Buyer's Chief Financial Officer to the effect that Buyer's share of such store revenues and the method of calculation of Buyer's share of such store revenues is true and accurate. If any "percentage rent" payable after the Closing Date is due with respect to the period in which the Closing Date occurs and is payable by Seller by reason of the foregoing allocation, then the appropriate sum shall be promptly paid by Seller to Buyer. The obligations of Seller under this subparagraph shall survive the Closing.

                           (e)  If Operating Expenses have not been
billed or have not been determined in accordance with the provisions of the respective Leases, the apportionment of such Operating Expenses shall be made at the Closing Date by applying the assessed Operating Expenses for each of the respective Leases for the preceding year, but, promptly after the determination of Operating Expenses for the current year, the apportionment thereof shall be recalculated and the Seller or Buyer, as the case may be, shall promptly make an appropriate payment to the other based on such recalculation.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller represents and warrants to Buyer as follows:

                  5.1 Corporate Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has corporate power to own all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in all jurisdictions where its ownership, operation or leasing of property or assets or the conduct of its business requires it to be so qualified, except in such jurisdictions, if any, where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a material adverse effect on the business, operations or condition (financial or otherwise) (a "Material Adverse Effect") on the Business. Seller has all necessary government authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except any such authorizations the failure to obtain which would not have or would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

                  5.2 Due Authorization. The execution, delivery and performance of this Agreement and the Related Agreements have been duly authorized by all necessary corporate action on the part of Seller and this Agreement and the Related Agreements have been duly executed by a duly authorized officer of Seller. This Agreement and the Related Agreements constitute valid and binding agreements of Seller enforceable against Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or law).

                  5.3 Consents and Approvals; No Violation. Except as set forth on Schedule 5.3 and subject to the expiration or earlier termination of all waiting periods under the HSR Act, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not,
(i) violate or conflict with any provision of Seller's Articles of Incorporation or Bylaws or other similar charter documents of any of its Affiliates involved in the Business, (ii) violate or conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, lease, agreement or other instrument or obligation to which Seller or any of its Affiliates involved in the Business is a party or by which Seller or any of its Affiliates involved in the Business may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents either have been obtained by Seller or any of its Affiliates involved in the Business or the obtaining of which has been waived by Buyer, (iii) result in the creation or imposition of any material lien, charge or encumbrance by a third party on the Outlet Store Assets and the Inventory and Seller or any of its Affiliates involved in the Business or (iv) violate any order, writ, injunction, decree, arbitration award, statute, rule or regulation applicable to Seller or any of the Assets, excluding from the foregoing clauses (ii), (iii) and (iv) such defaults and violations which, individually or in the aggregate, would not have a Material Adverse Effect.

                  5.4 Financial Statements. (a) Set forth on Schedule 5.4(a) are true and complete copies of (i) the statement of net assets to be sold for the Business for the fiscal year ended December 30, 1995 (the "December 1995 Net Assets Statement"); (ii) the statement of operations for the Business for the fiscal year ended December 30, 1995 (the "December 1995 Statement of Operations"; and (iii) the statement of cash flows to (from) Seller for the fiscal year ended December 30, 1995 (the "December 1995 Statement of Cash
Flows" and, together with the December 1995 Net Assets Statement and the December 1995 Statement of Operations, the "December 1995 Financial Statements"). Seller agrees to have the December 1995 Financial Statements audited by Price Waterhouse delivered as soon as practicable following the Closing, but, in any case, not later than 10 business days following the Closing. The December 1995 Financial Statements were prepared by Seller (i) to present certain information relative to the Business and are not intended to be a complete presentation of the Outlet Stores' assets and liabilities and revenues and expenses and (ii) were derived from Seller's historical financial statements for such periods and include allocation and estimates based upon assumptions Seller believes are reasonable (it being understood that these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Business had been operated as a separate entity). Subject to the foregoing, the December 1995 Net Assets Statement fairly presents, in all material respects, the net assets to be sold of the Business as of December 30, 1995 and the related results of operations and cash flows to
(from) Seller for the fiscal year then ended; and each of the December 1995 Financial Statements (including the related notes) has been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied.

                           (b)  Set forth on Schedule 5.4(b) are true
and complete copies of (i) the unaudited statement of net assets to be sold for the Business for the six months ended June 29, 1996 (the "June 1996 Net Assets Statement"), (ii) the unaudited statement of operations for the Business for the six months ended June 29, 1996 (the "June 1996 Statement of Operations"); and
(iii) the unaudited statement of cash flows to (from) Seller for the six months ended June 29, 1996 (the "June 1996 Statement of Cash Flows" and, together with the June 1996 Net Assets Statement and the June 1996 Statement of Operations, the "June 1996 Financial Statements"). The June 1996 Financial Statements were prepared by Seller (i) to present certain information relative to the Business and are not intended to be a complete presentation of the Outlet Stores' assets and liabilities and revenues and expenses and (ii) were derived from Seller's historical financial statements for such periods and include allocation and estimates based upon assumptions Seller believes are reasonable (it being understood that these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Business had been operated as a separate entity). Subject to the foregoing, the June 1996 Net Assets Statement fairly presents the net assets to be sold of the Business as of June 29, 1996, and the related results of operations and cash flows to (from) Seller for the six months then ended; and each of the June 1996 Financial Statements has been prepared in accordance with GAAP consistently applied.

                  5.5 Absence of Changes. Except as set forth in Schedule 5.5 hereto, since the date of the December 1995 Financial Statements, the Business has been conducted in the ordinary course and there has not been, with respect to any store:

                      (a) any Material Adverse Effect or any event which is reasonably likely to result in a Material Adverse Effect;

                      (b) any change by Seller in the accounting methods, principles or practices relating to the Business, other than changes required by GAAP;

                      (c) any acquisition of, or commitment to acquire, any Assets, or any entry or commitment to enter into any Contracts, or any undertaking or commitment to incur or undertake any Assumed Liabilities other than in the ordinary course of business.

For purposes of this Section 5.5, a Material Adverse Effect shall not be deemed to include any effect upon the business, prospects, results of operations, properties, assets, liabilities or condition (financial or otherwise) of the Business taken as a whole arising out of or resulting from the execution of this Agreement or the consummation of the transactions contemplated hereby.

                  5.6 Contracts.

                      (a) Schedule 5.6(a) lists or describes all Contracts to which either Seller or any of its Affiliates is a party relating to the Business (including all contracts and commitments of the contemplated store to be located in Clinton, CT) other than any Contract entered into in the ordinary course of business which provides for payments of less than $10,000 and all of which provide for payments of less than $100,000. True, complete and correct copies of the written Contracts and a description of all others set forth on Schedule 5.6(a) have been delivered to Buyer. All the Contracts are valid and in full force and effect, and there does not exist any default or event of default by Seller or, to Seller's Knowledge, by any other party under any Contract, or any event that, with notice or lapse of time or both, would constitute a default or an event of default by Seller or, to Seller's Knowledge, any other party under any Contract, which in either such case would have a Material Adverse Effect on any of the Outlet Stores. Seller has not received notice that any party to any Contract intends to cancel or terminate such Contract. Except as set forth on
Schedule 5.6(a), no consent of any other party to any Contract is required in connection with the execution, delivery and performance of this Agreement and the Related Agreements.

                      (b) Schedule 5.6(b) sets forth a list dated as of September 20, 1996 of all Purchase Orders as of such date. Within five days prior to the Closing, Seller shall deliver to Buyer an updated list of all Purchase Orders as of five business days prior to such date of delivery.

                  5.7 Absence of Undisclosed Liabilities. Seller has no liabilities or obligations of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, determined or determinable, that are Assumed Liabilities, other than (a) liabilities and obligations which are disclosed or accrued in the December 1995 Financial Statements and the June 1996 Financial Statements or the notes thereto or the Schedules to this Agreement,
(b) liabilities and obligations incurred on behalf of the Business in connection with this Agreement and the transactions contemplated hereby, (c) liabilities and obligations incurred in the ordinary course of business after the date of the December 1995 Financial Statements and the June 1996 Financial Statements and (d) liabilities that would not have a Material Adverse Effect on any of the Outlet Stores.

                  5.8 Litigation. Except as disclosed in Schedule 5.8, or the June 1996 Financial Statements, there are no claims, actions, suits, proceedings or investigations pending or, to the best knowledge of Seller, threatened against the Seller, the Business or the Assets before any government which, individually or in the aggregate, have a reasonable likelihood of resulting in a Material Adverse Effect. Seller is not subject to any outstanding order, writ, injunction or decree which has had or could be reasonably expected to have a Material Adverse Effect.

                  5.9 Taxes. There are no liens for taxes on the Assets other than liens which are Permitted Encumbrances.

                  5.10 Leases and Leased Property.

                      (a) Schedule 5.10(a) sets forth a true and complete list of all leases, subleases, licenses and other occupancy agreements (including all amendments, modifications and supplements or other agreements relating thereto) pursuant to which Seller has the right to use or occupy the Leased Properties (collectively, the "Leases"). True, complete and correct copies of the Leases (as amended, modified or supplemented to the date hereof) have been made available to Buyer. Seller, or one of its subsidiaries, as the case may be, holds its leasehold interest in each of the Leased Properties substantially in accordance with the provisions of the applicable Lease and free of all Liens on such leasehold interest, except for Permitted Encumbrances. Except as set forth on Schedule 5.10(a), (i) each of the Leases is valid, binding and in full force and effect, all rent and other sums and charges payable by Seller thereunder are current within applicable grace periods and no notice of default or termination under any Leases has been given or received by Seller which describes a default which has not been cured, and to the best knowledge of Seller, no events have occurred or circumstances exist which would, with the giving of notice or the passage of time or both, constitute a material default; (ii) none of Seller nor any of its Affiliates involved in the Business has an ownership, financial or other interest in the landlord under any Leases; (iii) to Seller's Knowledge, there are no brokerage commissions due by Seller with respect to any of the Leases;
(iv) Seller has not received any notice of any existing, pending or contemplated condemnation, eminent domain, environmental or similar proceeding with respect to the Leases or the Leased Properties; and (v) Seller has not received notice of any violation from any building, health, fire or similar governmental agency, nor has it received notice of any violation of any recorded restrictions, affecting the Leases or the Leased Properties. The Leased Properties constitute all interests in real property necessary to operate the Business substantially in the manner that it has been operated by Seller prior to the Closing.

                  (b) Except as set forth in Schedule 5.10(b), none of the Leased Properties is subject to any lease, sublease, license or other agreement in which Seller grants to any other person any right to the use, occupancy or enjoyment of the Leased Property or any part thereof.

                  (c) Except as disclosed in Schedule 5.10(c), Seller has received no written notice of any violation of any applicable zoning and other land use ordinances, any building codes or other applicable laws, statutes, rules, regulations and ordinances. To Sellers' knowledge, all Improvements, including but not limited to the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein (other than items and categories of items which Seller is not required to maintain or repair under the applicable Lease), in the aggregate, are in substantially good condition and repair in all material respects, except for normal wear and tear, and are adequate for the purposes for which they are being put in the ordinary course of the Business. All water, gas, electrical, steam, telecommunication, sanitary and storm sewage lines and systems and other similar systems and utilities, if any, serving the Leased Properties are installed and operating and are reasonably sufficient to enable each of the Leased Properties to continue to be used and operated in the manner currently being used and operated, and any so-called hookup fees or other associated charges payable by Seller have been fully paid.

                  (d) Seller has, and provided Seller receives consent when required under any Lease after the Closing Date, will convey to Buyer a valid leasehold interest in and to all of the Leased Properties, subject to no Lien except for Permitted Encumbrances.

                  (e) Except for the consents set forth on Schedule 5.10(e), the assignment to Buyer of each of the Leases pursuant to the terms of this Agreement does not require the consent of any party thereto.

                  (f) If Buyer receives an Estoppel Certificate covering any matter that is a subject of a representation or warranty made by Seller, then Seller's representation and warranties covered by such Estoppel Certificate shall expire and terminate to the extent that they are confirmed by such Estoppel Certificate.

                  5.11 Inventory. All Inventory included in the Assets is, and will be as of the Closing Date, of substantially similar quality and saleability as that maintained in the Outlet Stores in accordance with past practice and will be subject to no Lien at the Closing Date.

                  5.12 Employee Benefit Plans; ERISA.

                  (a) Schedule 5.12(a) contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Seller or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with Seller would be deemed a "single employer" within the meaning of section 4001(b)(1) of ERISA, for the benefit of any employee or former employee of Seller involved in the Business, whether formal or informal and whether legally binding or not (the "Seller Plans").

                  (b) With respect to each of the Seller Plans, Seller has heretofore delivered to Buyer true and complete copies of each of the following documents:

                  (i) a copy of the Seller Plan (including all amendments thereto); and

                  (ii) the most recent determination letter received from the IRS with respect to each Seller Plan that is intended to be qualified under section 401 of the Code.

                  (c) No liability under Title IV of ERISA that would have a Material Adverse Effect has been incurred by Seller or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full.

                  (d) Each of the Seller Plans has been operated and administered in all respects in accordance with applicable laws, including but not limited to ERISA and the Code, except where the failure to be so administered and operated would not have a Material Adverse Effect.

                  (e) Except as set forth on Schedule 5.12(e), each of the Seller Plans that is intended to be "quali-fied" within the meaning of section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and Seller is not aware of any event that has occurred since the date of such determination that would adversely affect such qualification.

                  5.13 Labor Relations and Employment. Except as set forth in
Schedule 5.13(a): (a) Seller and its Affiliates are in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practices concerning employees of Seller and/or the Affiliates relating to the Business ("Employees") and have been in such compliance during the past five years; (b) Seller and/or its Affiliates have not entered into or become a party to any collective bargaining agreement or similar agreement with any labor organization, or agreed to any work rules or practices with any labor organization or employee association applicable to the Employees; (c) there is no unfair labor practice complaint pending or, to Seller's Knowledge, threatened before the National Labor Relations Board regarding any Employee; (d) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the knowledge of Seller, threatened against or affecting Seller and/or its Affiliates with regard to the Business and during the past five years there has not been any such action; (e) no union claims to represent any of the Employees;
(f) to Seller's Knowledge, there are no current union organizing activities among the Employees and no representation question exists respecting any of the Employees; (g) no grievance or any arbitration proceeding arising out of or under a collective bargaining agreement is pending or, to Seller's Knowledge, threatened with regard to any Employee and no claim therefor exists; (h) Seller and/or its Affiliates have not received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Business and no such investigation is in progress; (i) no pending or, to Seller's Knowledge, threatened lawsuits, administrative proceedings or investigations between Seller and/or its Affiliates, on the one hand, and current or former directors or officers of Seller and/or its Affiliates, or Employees, on the other hand, including without limitation, any claims for wrongful termination, breach of express or implied contract of employment or for violation of equal employment opportunity laws; (j) there are no employment contracts or written severance or termination agreements with any Employee; (k) without giving effect to the transactions contemplated hereby, since the enactment of the WARN Act, Seller and/or its Affiliates have not effectuated (A) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Seller and/or its Affiliates relating to the Business, or (B) a "mass lay-off" (as defined in the WARN Act) affecting any site of employment or facility of Seller and/or its Affiliates relating to the Business without complying with the WARN Act; and (l) Seller and/or its Affiliates have not been affected by any transaction or engaged in layoffs or employment terminations of current or former employees of Seller and/or its Affiliates relating to the Business sufficient in number to trigger application of any similar foreign, state or local law without complying with any such law. Except as disclosed in Schedule 5.13(a), no current or former Employee has suffered an "employment loss" (as defined in the WARN Act) since 6 months prior to the Closing Date.

                  5.14 Brokers and Finders. No financial adviser, broker, agent or finder has been retained by Seller in connection with this Agreement or any transaction contemplated hereby and no such financial adviser, broker, agent or finder is entitled to any fee or other compensation from Seller on account of this Agreement or any transaction contemplated hereby.

                  5.15 Insurance. Schedule 5.15 contains an accurate and complete description of all policies of liability, fire, workers' compensation and other forms of insurance owned or held by Seller and covering the Business or any of the Seller Plans. All such policies are valid and enforceable and in full force and effect, are underwritten by unaffiliated financially sound and reputable insurers, are sufficient for all applicable requirements of law and provide insurance, including, without limitation, fire, general liability and product liability insurance, in such amounts and against such risks as is customary for companies engaged in similar businesses to protect the Assets.

                  5.16 Environmental. Schedule 5.16 contains an accurate and complete description of all environmental reports known to Seller that affect any of the Assets, and Seller has delivered a complete copy of each such report to Buyer. Except as set forth in Schedule 5.16 or in the reports listed therein, Seller has no knowledge of the presence or release of any toxic substance or hazardous material or of any other environmental condition or contamination in or from the Assets.

                  5.17 Disclosure. No representation or warranty by Seller in this Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading, it being understood that as used in this Section "material" means material to the Business taken as a whole.


                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer hereby represents and warrants to Seller as follows:

                  6.1 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has corporate power to own all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in all jurisdictions where its ownership, operation or leasing of property or assets or the conduct of its business requires it to be so qualified, except in such jurisdictions, if any, where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Buyer has all necessary government authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except any such authorizations the failure to obtain which would not have or would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. True and complete copies of the Articles of Incorporation and Bylaws of Buyer as currently in effect have been provided to Seller.

                  6.2 Due Authorization. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Buyer and this Agreement has been duly executed, by a duly authorized officer of Buyer. This Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or law).

                  6.3 Consents and Approvals, No Violation. Except as set forth in Schedule 6.3 hereto, subject to the expiration or earlier termination of all waiting periods under the HSR Act, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not,
(i) violate or conflict with any provision of Buyer's Articles of Incorporation or By-laws, (ii) violate or conflict with or result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, lease, agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its respective properties or assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents either have been obtained by the Buyer or the obtaining of which has been waived by Seller, (iii) result in the creation or imposition of any material lien, charge or encumbrance by a third party on the assets of Buyer or (iv) violate any order, writ, injunction, decree, arbitration award, statute, rule or regulation applicable to Buyer, any of its Subsidiaries or any of their respective properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such defaults and violations which, individually or in the aggregate, would not have a Material Adverse Effect.

                  6.4 Brokers and Finders. No financial adviser, broker, agent or finder has been retained by Buyer in connection with this Agreement or any transaction contemplated hereby and no such financial adviser, broker, agent or finder is entitled to any fee or other compensa-tion from Buyer on account of this Agreement or any transaction contemplated hereby.


                                   ARTICLE VII

                            COVENANTS OF THE PARTIES

                  7.1 Consents. Buyer and Seller shall use their respective reasonable best efforts to obtain all consents and approvals required in connection with, and waivers of any violations, breaches and defaults that may be caused by, the consummation of the transactions contemplated by this Agreement.

                  7.2 Tax Matters.

                       (a) Allocation of Purchase Price. Seller and Buyer hereby agree upon the allocation of the purchase price being paid by Buyer under this Agreement in accordance with the allocation set forth on Schedule 7.2(a). Such allocation shall be utilized by Buyer and Seller in all of their respective Tax Returns and Seller and Buyer shall not take a position in any Tax or information return, Tax proceeding, Tax audit or otherwise inconsistent with an agreed upon allocation pursuant to this Section 7.2(a). Each of Buyer and Seller shall timely file a Form 8594 in accordance with the requirements of Section 1060 of the Code and this Section 7.2(a).

                       (b) Sales and Transfer Taxes and Fees. All sales, use, transfer, stamp, recording and registration Taxes and fees incurred in connection with the consummation of the transactions contemplated by this Agreement whether imposed on Seller or Buyer, including, without limitation, all Taxes and fees incurred in connection with the transfer of the Leases and the Leased Properties demised thereby or otherwise, shall be paid equally by Buyer and Seller, and each of Buyer and Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees. Seller and Buyer agree to cooperate with each other in connection with the preparation and timely filing of all necessary forms and clearances required by any taxing authority.

                       (c) Withholding. Seller shall withhold (and pay over to the relevant taxing authority) all income, employment and other taxes required to be withheld from wages and other remuneration paid (or considered paid) prior to the Closing Date, and shall make available to Buyer copies of payroll records for the calendar year which includes the Closing Date (which shall show the remuneration paid (or considered paid) by Seller to each employee and the taxes withheld for such year).

                       (d) Employment Taxes.

                           (i) Seller and Buyer will, to the extent permitted by
law, (A) treat Buyer as a "successor employer" and Seller as a "predecessor," within the meaning of sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Transferring Employees who are employed by Buyer for purposes of Taxes imposed under the United States Federal Unemployment Tax Act ("FUTA") or the United States Federal Insurance Contributions Act ("FICA") and (B) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each such Transferring Employee for the calendar year within which the Closing Date occurs.

                           (ii) At the request of the Buyer with respect to any
particular applicable Tax law relating to employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care or other similar Tax other than Taxes imposed under FICA and FUTA, Seller and Buyer will, to the extent permitted by law, (A) treat Buyer as a successor employer and Seller as a predecessor employer, within the meaning of the relevant provisions of such Tax law, with respect to Transferring Employees who are employed by Buyer and (B) cooperate with each other to avoid, to the extent possible, the filing of more than one individual information reporting form pursuant to each such Tax law with respect to each such Transferring Employee for the calendar year within which the Closing Date occurs.

                  7.3 Public Announcements. Except as provided below, Buyer and Seller shall not, and they shall use their best efforts to cause their respective Affiliates not to, issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplat-ed hereby without the prior approval of the other party, which approval shall not be unreasonably withheld, except as may be required by law. Buyer and Seller shall consult with each other regarding announcements and press releases regarding the transactions to be made upon execution of this Agreement and upon Closing.

                  7.4 Expenses. Whether or not the transactions contemplated hereby are consummated, Buyer and Seller shall each bear their own costs and expenses incurred in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby including, without limitation, fees of legal counsel, accountants, and other consultants or representatives. The fees and expenses of the Firm shall be paid equally by Buyer and Seller.

                  7.5 Access to Records and Leased Properties. From and after the Closing, Seller shall provide Buyer and its agents and representatives with reasonable access during regular business hours to the extent necessary for Buyer to operate the Business and to prepare financial statements, to all tax, financial, accounting and other records relating to the Business which were retained by Seller

                  7.6 Accounts Payable. From and after the Closing, Seller agrees that it shall pay its accounts payable and accrued expenses relating to the Business which constitute Retained Liabilities, in accordance with past practice.

                  7.7 Contracts. At the Closing, Seller is assigning and Buyer is assuming the Contracts or the relevant portions thereof set forth on Schedule 5.6(a); provided that, to the extent any such Contracts relate to Seller's or its Affiliates' businesses other than the Business, Seller is only assigning the interests in such Contracts as they relate to the Business. Seller shall, following the Closing Date, use commercially reasonable efforts to cause the portions of the distribution agreements which constitute Contracts being assigned to Buyer hereunder to be executed as separate agreements by the parties thereto and assigned to Buyer.

                  7.8 Buyer's Mail and Other Documents. Following the Closing, Seller agrees to deliver to Buyer all mail and other documents received by Seller which relate to the Business and which, from its review, should be delivered to Buyer.

                  7.9 Seller's Mail and Other Documents. Buyer agrees to deliver to Seller all mail and other documents received by Buyer and which from its review, should be delivered to Seller.

                  7.10 Returns. From and after the Closing, Buyer agrees that it will accept returns from customers of the Business in accordance with the Business's return policy existing immediately prior to the Closing Date whether or not the merchandise being returned was sold prior to or after the Closing Date.

                  7.11 Accounts Receivable. Seller shall retain all of the Accounts Receivable existing on the Closing Date and shall collect such receivables in accordance with its credit and collection policies. Buyer agrees that it shall, if requested by Seller, assist Seller in connection with the collection of such Accounts Receivable and that it shall take no action that would interfere with Seller's ability to collect such Accounts Receivable.

                  7.12 Post Closing Leasehold Improvements. If in connection with the action described in item 1 of Schedule 5.8 hereof, Seller shall be compelled or shall in its sole discretion agree to cause the construction of certain improvements or alterations (the "Work") at the Leased Property located in Manchester, Vermont, then Seller, its contractors and agent shall be allowed by Buyer to enter upon the leased premises at reasonable times for the purposes of performing the Work and for related purposes. Seller shall request the consent of Buyer no less than five business days prior to the date the Work shall commence, which consent shall not be unreasonably withheld. Buyer shall cooperate with Seller, at Seller's sole cost and expense, in connection with Seller's performance of the Work, which cooperation shall include, without limitation, entering into agreements reasonably required in connection with the performance of the Work. Seller hereby agrees that, unless compelled to do so by court order or equivalent legal process, Seller shall not (i) perform any such Work unless Seller shall have first submitted plans and specifications detailing such Work to Buyer and shall have obtained Buyer's approval thereof, which approval shall not be unreasonably withheld or delayed or (ii) take any action in connection with such Work in violation of the applicable Lease. Seller shall cause all such Work to be performed (i) in a good and workmanlike manner, (ii) as expeditiously as is reasonably practicable, (iii) in a manner so as to minimize the disturbance to Buyer's conduct of business and (iv) in accordance with all applicable laws, and shall obtain all consents to such Work, if any, required under the applicable Lease. Prior to commencement of the Work, Seller shall present to Buyer evidence of such required consents, governmental licenses and permits as Buyer shall reasonably request. Seller hereby agrees to indemnify and hold harmless Buyer against any Losses arising directly or indirectly as a result of such Work or the improvements or alterations constructed.


                                  ARTICLE VIII

                                 INDEMNIFICATION

                  8.1 Indemnification by Seller. Subject to the terms and conditions of this Article VIII, Seller agrees to indemnify and hold harmless each of Buyer, its respective officers, directors, shareholders and Affiliates and the successors and assigns of each of them (the party or parties being indemnified collectively referred to herein as the "Buyer Indemnified Party") from and against each and every demand, claim, loss, liability, damage, cost and expense (including, without limitation, interest, penalties, and reasonable attorneys' fees and disbursements) (collectively, "Losses") imposed upon or incurred by the Buyer Indemnified Party, directly or indirectly resulting from or arising out of (i) any breach of any representation or warranty of Seller contained herein or in any of the Related Agreements and any actual or threatened action or proceeding in connection therewith, (ii) any failure to comply with any agreement of Seller contained herein or in any of the Related Agreements and any actual or threatened action or proceeding in connection therewith, any claim or demand for commission or other compensation arising out of the transactions contemplated by this Agreement by any broker, finder or agent or agent claiming to be entitled thereto, (iii) any failure by Seller to comply with any "bulk sales" law under the

Uniform Commercial Code, the tax laws of any jurisdiction or any similar applicable laws applicable to the transactions contemplated by this Agreement, or (iv) the Retained Liabilities. Each matter for which Seller has agreed to provide indemnification pursuant to this Section 8.1 hereof is hereinafter referred to individually as a "Claim" and collectively as the "Claims."

                  8.2 Indemnification by Buyer. Subject to the terms and conditions of this Article VIII, Buyer agrees to indemnify and hold harmless each of Seller, its shareholders, officers, directors and Affiliates and its successors and assigns (the party or parties being indemnified collectively referred to herein as the "Seller Indemnified Party") from and against all Losses imposed upon or incurred by the Seller Indemnified Party, directly or indirectly resulting from or arising out of (i) any breach of any representation or warranty of Buyer contained herein and any actual or threatened action or proceeding in connection therewith (ii) any failure to comply with any agreement of Buyer contained herein and any actual or threatened action or proceeding in connection therewith, (iii) any claim or demand for commission or other compensation arising out of the transactions contemplated by this Agreement by any broker, finder or agent claiming to be entitled thereto, or (iv) any Assumed Liability. Each matter for which Buyer has agreed to provide indemnification pursuant to this Section 8.2 hereof is hereinafter referred to individually as a "Claim" and collectively as the "Claims."

                  8.3 Conditions of Indemnification. The obligations and liabilities of any party to indemnify any other party under Sections 8.1 and 8.2 hereof with respect to Claims shall be subject to the following terms and conditions:

                      (a) The party to be indemnified (the "Indemnified
Party") shall give the other party or parties (the "Indemnifying Party") prompt notice of any such Claim; provided, however that the failure to notify the Indemnifying Party promptly shall not relieve such Indemnifying Party of its obligations under this Article VIII except to the extent that the failure to so notify adversely prejudices the Indemnifying Party's ability to defend such Claim.

                      (b) The Indemnifying Party shall be entitled to contest and defend any Claim, subject to the provisions of Section 8.3(c) hereof, by all appropriate legal proceedings, at the Indemnifying Party's own cost and expense; provided, that the Indemnifying Party so notifies the Indemnified Party within 30 days after receipt of notice of the Claim (or sooner, if the nature of the asserted liability so requires it). If the Indemnifying Party assumes the defense of a Claim, the Indemnified Party shall have the right to participate in all proceedings and to be represented by attorneys of the Indemnified Party's own choosing at the Indemnified Party's own cost and expense. If the Indemnifying Party fails to take reasonable steps necessary to defend such Claim within 30 calendar days after receiving notice from the Indemnified Party that the Indemnified Party believes the Indemnifying Party has failed to take such steps, the Indemnified Party may assume its own defense, and the Indemnifying Party shall be liable for any reasonable expenses therefor. Notwithstanding anything contained herein to the contrary, the Indemnified Party shall have the right to employ separate counsel at the Indemnifying Party's expense and to control its own defense of such action or proceeding if the named parties to any such litigation include the Indemnified Party and the Indemnifying Party and, in the opinion of counsel to the Indemnified Party addressed to the Indemnifying Party that representation of both parties would be inappropriate due to actual or potential conflicts between the parties. In addition, if the Indemnifying Party assumes the defense of a Claim, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's consent (which shall not be unreasonably withheld) unless (A) there is no finding or admission of any violation of law by the Indemnified Party and no effect on any other claims that may be made against the Indemnified Party and
(B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) the Indemnified Party shall have no liability with respect to any compromise or settlement thereof effected without its consent.

                      (c) In the event that the Indemnifying Party does not elect to assume the defense of a Claim in accordance with the provisions of subparagraph (b) above, the Indemnified Party shall keep the Indemnifying Party fully informed of the facts of the Claim and the progress of the defense thereof and the Indemnifying Party shall be bound by any determination made or any settlement or compromise effected with respect thereto by the Indemnified Party. Notwithstanding any other provision of this Section 8.3, if an Indemnified Party determines in good faith that there is a reasonable probability that an action which is the basis of a Claim may adversely affect it or its affiliates other than as a result of monetary damages, such Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such action, but the Indemnifying Party shall not be bound by any determination of an action so defended or any compromise or settlement thereof effected without its consent (which shall not be unreasonably withheld).

                      (d) The notice referred to in Section 8.3(a) hereof shall set forth the details of the Claim (including the amount, estimated if necessary, of the asserted damages) and the specific provisions of this Agreement relating thereto (the "Notice") and with respect to any Claim pursuant to Section 8.1(i) (other than Seller's representations and warranties specified in the following proviso) or 8.2(i), respectively, shall have been given by the Indemnified Party no later than eighteen months from the Closing Date; provided, that, with regard to Claims arising out of a breach of the Sellers' representations and warranties set forth in Section 5.2, 5.9 and 5.14 the notice shall have been given prior to the applicable statute of limitation for such Claim and with regard to Claims arising out of a breach of the Sellers' representations and warranties set forth in Section 5.16 the notice shall have been given prior to the earlier of (i) the fifth anniversary of the date hereof or (ii) the applicable statute of limitation for such claim. Notwithstanding the foregoing, no Notice shall be required with respect to any claims pursuant to Sections 8.1(iv) and 8.2(iv) and the indemnifications provided thereunder shall survive the Closing Date in perpetuity.

                  8.4 No Set-Off. No Indemnified Party under this Agreement shall have any right of set off or recoupment with respect to the amount of any Claim against any sums of money or other property payable or deliverable by the Indemnified Party or any Affiliate to the Indemnifying Party or any Affiliate pursuant to this Agreement or any other agreement, instrument or undertaking to which they are a party to with another party to this Agreement.

                  8.5 Limitations on Indemnification. Notwithstanding anything to the contrary set forth in this Agreement, the indemnification provided for in Sections 8.1 and 8.2 shall be subject to the following limitations:

                      (a) No liability shall be enforced against the Seller to the extent of any insurance proceeds received by Buyer Indemnified Party with respect to such Losses. If any Buyer Indemnified Party receives any such insurance proceeds after the Seller shall have made any payment to any Buyer Indemnified Party with respect to such Losses, any Buyer Indemnified Party shall promptly return such payment to the Seller to the extent of such insurance proceeds received.

                      (b) No indemnification payment for any Losses shall be made by Seller or Buyer, as the case may be, pursuant to Section 8.1 or 8.2 (except for Section 8.2(iv) hereof which shall not be subject to this limitation) hereof, respectively, except to the extent that the aggregate amounts which would otherwise be payable pursuant to either such Section relating to such Losses exceed $50,000 (the "Minimum Amount"), and such Minimum Amount shall be deducted from the aggregate amount payable under Section 8.1 or 8.2, as the case may be, with respect to damages payable pursuant to such Sections of this Agreement.

                      (c) Each of the Sellers and the Buyers shall not be obligated to pay any amount for indemnification under Sections 8.1(i) and 8.2(i), respectively, in excess of $1,000,000.

                      (d) This Article VIII shall be the sole and exclusive basis of any remedy each party may have against the other party for a breach of or violation of a representation, warranty, covenant or agreement under this Agreement or any agreement contemplated hereby and each party hereby waives any claim (other than under this Article VIII) it may have against the other party with respect to a breach of any such representation, warranty, covenant or agreement unless such breach or violation is a result of fraud or intentional or wilful misrepresentation or gross negligence by a party hereto.


                                   ARTICLE IX

                          EMPLOYEES AND EMPLOYEE PLANS

                  9.1 Offer of Employment.

                      (a) Prior to Closing, Seller shall provide a complete and accurate list of the names, job titles, functions and wage or salary rates for all Employees.

                      (b) Buyer shall offer to hire, effective as of the Closing Date, all of the Employees in a comparable position at levels of total compensation (which shall include salary, bonus and benefits) that are substantially similar in the aggregate to the total compensation including, but not limited to, severance benefits paid and offered to such employees on the date hereof, including any such Employees who are on approved leave of absence. The Employees who accept such offers of employment by the Closing Date pursuant to this Section 9.1(b) shall become Employees of Buyer as of the Closing Date or, if on leave, as of the date of resumption of employment, and are referred to as the "Transferring Employees." Except for the Employees offered employment pursuant to the first and second sentences of this Section 9.1(b), Buyer shall have no obligations, liabilities or entitlements to make offers to or otherwise hire any employees of Seller. Seller will have sole responsibility for any obligations or liabilities to all of Seller's employees who are not Employees at all locations under WARN, and Buyer will have sole responsibility for any obligations and liabilities to the Employees under WARN to the extent that WARN thresholds are exceeded as a result of actions taken or not taken by Buyer on or after the Closing Date, including but not limited to the failure by Buyer to offer employment to the Employees as described in this Section 9.1(b).

                      (c) Except as otherwise provided in this Article IX, following the Closing Date the employment of the Transferring Employees shall be upon such terms and conditions as Buyer, in its sole discretion, shall deter-mine. From and after the date of this Agreement, upon Buyer's request, Seller shall provide Buyer reasonable access to and copies of all data (including computer data) regarding the dates of hire, hours, compensation and job description of the Transferring Employees and such other employment records covering employees of the Business as Buyer may reasonably request.

                      (d) Transferring Employees shall receive credit for all periods of employment with Seller prior to the Closing Date under each Buyer's employee benefit plan for purposes of vacation accruals and eligibility, vesting and entitlements to early retirement benefits and severance practices and policies to the extent such periods were recognized for such purposes under the Seller Plans prior to the Closing Date. In addition, with respect to any welfare benefit plan established or maintained by Buyer or its Affiliates for the benefit of the Employees Buyer shall, or shall cause the relevant Affiliates to, waive any insurability requirement or pre-existing condition exclusions (other than any insurability requirement or pre-existing condition that was not waived by the corresponding Seller Plan) and provide that any covered expenses incurred under a Seller Plan on or before the Closing Date in respect of the current plan year by any employee (or any covered dependent of such employee) shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions under Buyer's comparable type of plan after the Closing Date in respect of such current plan year.

                      (e) All offers of employment by Buyer pursuant to this
Section 9.1 shall be expressly conditioned upon the consummation the transactions contemplated by this Asset Purchase Agreement.

                  9.2 Individual Account Plan.

                      (a) As soon as practicable after the Closing Date, Buyer shall establish or designate an individual account plan for the benefit of Transferring Employees (the "Successor Individual Account Plan"), shall take all necessary action, if any, to qualify such plan under the applicable provisions of the Code and shall make any and all filings and submissions to the appropriate governmental agencies required to be made by it in connection with the transfer of assets described below. As soon as practicable following the establishment or designation of the Successor Individual Account Plan, Seller shall cause the trustee of the Calvin Klein Inc. Retirement Savings Plan and Trust (the "Seller Individual Account Plan") to transfer (such date of transfer being referred to herein as the "Transfer Date") in the form of cash, securities and/or other property the full account balances of the Transferring Employees under the Seller Individual Account Plan as of the Closing Date (which account balances will have been credited with appropriate earnings attributable to the period from the Closing Date to the Transfer Date and reduced by any benefit or withdrawal payments to or in respect of Transferring Employees occurring during the period from the Closing Date to Transfer Date), together with any notes held by the Seller Individual Account Plan in connection with participant loans to any Transferring Employee, to the appropriate trustee as designated by Buyer under the trust agreement forming a part of the Successor Individual Account Plan.

                      (b) In consideration for the transfer of assets described herein, Buyer shall, (i) effective as of the Transfer Date, cause the Successor Individual Account Plan to assume all of the obligations of the Seller Individual Account Plan and any of its Affiliates in respect of the account balances accumulated by Transferring Employees under the Seller Individual Account Plan on or prior to the Transfer Date and (ii) indemnify Seller and its Affiliates and each officer, employee and director of the Seller and its Affiliates and each fiduciary of the Seller Individual Account Plan from any and all losses, claims, damages and liabilities incurred or suffered by them arising out of, in respect of, or in connection with, the qualified status of the Successor Individual Account Plan. Neither Buyer nor any of its Affiliates shall assume any other obligations or liabilities arising under or attributable to the Seller Individual Account Plan.

                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

                  10.1 Further Assurances. At any time or from time to time after the Closing, either party shall, at the request of the other party, execute and deliver any further instruments and documents and take such further action as each party may reasonably request, in order to consummate and make effective the transactions contemplated by this Agreement.

                  10.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of each of the parties hereto, or their respective successors or assigns.

                  10.3 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of either of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but any such waiver or failure to insist upon strict compliance with any such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of such obligation, covenant, agreement or condition. Whenever this Agreement requires or permits consent by or on behalf of either party hereto, such consent shall be given in writing and signed by the party granting such consent.

                  10.4 Investigations. All representations and warranties of the parties hereto contained in this Agreement shall survive the Closing Date regardless of any investigation made by the parties hereto, provided that indemnification with respect thereto shall be limited as provided in Sections
8.3 and 8.5. This Section 10.4 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing Date.

                  10.5 Notices. All notices and other communications required or permitted hereunder shall be given in writing and shall be deemed given on the day delivered if delivered by hand or sent by telecopy, and on the next business day if sent by reputable overnight air courier or on the third business day if mailed by registered or certified mail (return receipt requested), postage pre-paid, addressed as follows:

                           (a) if to Buyer, to:

                                c/o Designer Holdings Ltd.
                                1385 Broadway
                                Third Floor
                                New York, New York  10018

                                Attention:  Arnold H. Simon
                                Telecopier: (212) 556-9722

                                with a copy to:

                                Skadden, Arps, Slate, Meagher & Flom
                                LLP
                                919 Third Avenue
                                New York, New York  10022-3897

                                Attention:  Mark N. Kaplan, Esq.
                                Telecopier:  (212) 735-2000

                           (b) if to either Seller, to:

                               Calvin Klein, Inc.
                               205 West 39th Street
                               New York, New York  10018

                               Attention:   Richard A. Martin
                               Telecopier:  (212) 354-3035

                               with a copy to:

                               Paul, Weiss, Rifkind, Wharton & Garrison
                               1285 Avenue of the Americas
                               New York, New York  10019-6064

                               Attention:  Leslie Gordon Fagen, Esq.
                               Telecopier:  (212) 757-3990

                  10.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective succes-

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
sors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party, provided, however, that such written consent shall not be required with respect to the assignment of the rights provided to Buyer in Section 2.1(a), nor is this Agreement intended to confer upon any other person except the parties hereto any rights or remedies hereunder provided, further, that no such assignment shall be valid unless such successor assignee agrees to be bound by, and such assignor shall remain liable for, all such assignor's obligations hereunder.

                  10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the provisions thereof relating to conflicts of law.

                  10.8 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any remedy at law or equity.

                  10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  10.10 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

                  10.11 Entire Agreement. This Agreement, including the exhibits hereto and the documents, schedules, certificates and instruments referred to herein, and the Confidentiality Agreement, dated July 19, 1995, by and among Parent and Seller (the "Confidentiality Agreement") embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties, other than the Confidentiality Agreement, with respect to such subject matter.

                  10.12 No Third Party Beneficiaries. This Agreement is not intended to, and does not, create any rights or benefits of any party other than the parties hereto.

                  10.13 Parent Guarantee. Parent hereby unconditionally guarantees all of Buyer's obligations under this Agreement in accordance with the Guarantee set forth on Exhibit D hereto.

                  10.14 Clinton, CT Store. For the avoidance of any ambiguity, the Outlet Store Assets to be sold by Seller and the Assumed Liabilities to be assumed by Buyer shall include those relating to the contemplated store to be located in Clinton, CT (as more fully described in Schedule 5.6(a)).

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, as of the day and year first above written.



                               OUTLET STORES, INC.



                               By:_____________________________
                               Name:
                               Title:



                               CALVIN KLEIN, INC.



                               By:_____________________________
                               Name:
                               Title:

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

                                    ARTICLE I
                                   DEFINITIONS

                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

2.1  Purchase and Sale of Outlet Store Assets..............................  9
2.2  Excluded Assets....................................................... 11
2.3  Assumption of Certain Liabilities..................................... 12
2.4  Purchase Price for the Outlet Store Assets............................ 14
2.5  Purchase Price for the Inventory...................................... 14

                          ARTICLE III
               DETERMINATION OF PURCHASE PRICE;
                  PURCHASE PRICE ADJUSTMENTS

3.1  Preliminary Statement of Inventory Valuation.......................... 15
3.2  Physical Inventory.................................................... 15
3.3  Final Statement of Inventory.......................................... 15
3.4  Resolution of Objections.............................................. 16
3.5  Purchase Price Adjustment............................................. 17

                                   ARTICLE IV
                                   THE CLOSING

4.1  The Closing........................................................... 17
4.2  Related Agreements.................................................... 17
4.3  Deliveries at the Closing............................................. 18
4.4  Apportionments........................................................ 20

                                    ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF SELLER

5.1  Corporate Organization................................................ 22
5.2  Due Authorization..................................................... 22
5.3  Consents and Approvals; No Violation.................................. 22
5.4  Financial Statements.................................................. 23
5.5  Absence of Changes.................................................... 25
5.6      Contracts......................................................... 25
5.7  Absence of Undisclosed Liabilities.................................... 26
5.8  Litigation............................................................ 26
5.9  Taxes................................................................. 27

                                                                           Page
                                                                           ----

5.10  Leases and Leased Property........................................... 27
5.11  Inventory............................................................ 29
5.12  Employee Benefit Plans; ERISA........................................ 29
5.13  Labor Relations and Employment....................................... 30
5.14  Brokers and Finders.................................................. 31
5.15  Insurance............................................................ 31
5.16  Environmental........................................................ 32
5.17  Disclosure........................................................... 32

                                   ARTICLE VI
                     REPRESENTATIONS AND WARRANTIES OF BUYER

6.1  Corporate Organization................................................ 32
6.2  Due Authorization..................................................... 33
6.3  Consents and Approvals, No Violation.................................. 33
6.4  Brokers and Finders................................................... 34

                                   ARTICLE VII
                            COVENANTS OF THE PARTIES

7.1  Consents.............................................................. 34
7.2  Tax Matters........................................................... 34
7.3  Public Announcements.................................................. 36
7.4  Expenses.............................................................. 36
7.5  Access to Records and Leased Properties............................... 36
7.6  Accounts Payable...................................................... 36
7.7  Contracts............................................................. 36
7.8  Buyer's Mail and Other Documents...................................... 37
7.9  Seller's Mail and Other Documents..................................... 37
7.10 Returns............................................................... 37
7.11 Accounts Receivable................................................... 37
7.12 Post Closing Leasehold Improvements................................... 37

                                  ARTICLE VIII
                                 INDEMNIFICATION

8.1  Indemnification by Seller............................................. 38
8.2  Indemnification by Buyer.............................................. 39
8.3  Conditions of Indemnification......................................... 39
8.4  No Set-Off............................................................ 42
8.5  Limitations on Indemnification........................................ 42

                                                                           Page
                                                                           ----

                                   ARTICLE IX
                          EMPLOYEES AND EMPLOYEE PLANS

9.1  Offer of Employment................................................... 43
9.2  Individual Account Plan............................................... 45

                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

10.1  Further Assurances................................................... 46
10.2  Amendment and Modification........................................... 46
10.3  Waiver of Compliance; Consents....................................... 46
10.4  Investigations....................................................... 46
10.5  Notices.............................................................. 47
10.6  Assignment........................................................... 48
10.7  Governing Law........................................................ 48
10.8  Specific Performance................................................. 48
10.9  Counterparts......................................................... 48
10.10 Interpretation....................................................... 48
10.11 Entire Agreement..................................................... 49
10.12 No Third Party Beneficiaries......................................... 49
10.13 Parent Guarantee..................................................... 49
10.14 Clinton, CT Store ................................................... 49



Exhibits

Exhibit A --               License Agreement
Exhibit B --               Preliminary Statement of Inventory
Exhibit C --               Form of Estoppel Certificate executed by
                           the landlord
Exhibit D --               Parent Guarantee


Schedules

Schedule 1.42                               Leased Properties
Schedule 2.1(b)(x)                          Register Cash
Schedule 2.2(e)                             Excluded Assets
Schedule 2.4                                Fixed Assets
Schedule 5.3                                Consents and Approvals
Schedule 5.4(a)                             December 1995 Financial Statements
Schedule 5.4(b)                             June 1996 Financial Statements
Schedule 5.5                                Material Changes

Schedule 5.6(a)                             Contracts
Schedule 5.6(b)                             Purchase Orders as of October
                                            12, 1996
Schedule 5.8                                Litigation
Schedule 5.10(a)                            Leases
Schedule 5.10(b)                            Subleases
Schedule 5.10(c)                            Compliance with Zoning
Schedule 5.10(e)                            Consents to Assignment of Lease
Schedule 5.12(a)                            Employee Benefit Plans
Schedule 5.12(e)                            Non-qualified ERISA Plans
Schedule 5.13(a)                            Labor Relations and Employment
Schedule 5.15                               Insurance
Schedule 5.16                               Environment
Schedule 6.3                                Buyer's Consents and Approvals
Schedule 7.2(a)                             Allocation of Purchase Price